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                                                                   Exhibit 6




             CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" in the Pre-Effective Amendment No. 1 to the Registration Statement (Form S-6
No. 333-40745), the Post-Effective Amendment No. 14 to the Registration Statement (Form S-6 No. 33-14692), and the related Statements of Additional Information appearing therein and pertaining to Lincoln Life Flexible Premium Variable Life Account F, and to the use therein of our reports dated
(a) February 5, 1998, with respect to the statutory-basis financial statements of The Lincoln National Life Insurance Company, and (b) March 20, 1998, with respect to the financial statements of Lincoln Life Flexible Premium Variable Life Account F.


                                       /s/ Ernst & Young


Fort Wayne, Indiana
April 21, 1998